UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2013

ASTRONICS CORPORATION

(Exact name of registrant as specified in its charter)

New York	0-7087	16-0959303
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

130 Commerce Way
East Aurora, New York	14052
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (716) 805-1599

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

2.01 Acquisition or Disposition of Assets

As previously reported, on July 18, 2013, Astronics Corporation (the “Company”) completed the acquisition of all of the outstanding stock of Peco, Inc.

On July 19, 2013 the Company filed a current report on Form 8-K disclosing the acquisition but omitted the financial statements of the acquired business and the pro forma financial information required by Item 9.01 of Form 8-K, as permitted by applicable rules and regulations.

This current report on Form 8-K/A amends the current report on Form 8-K filed on July 19, 2013 to include the information required by Item 9.01 of Form 8-K.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired.

Due to Peco Inc. (“Peco”) owning 100% of Peco Fasteners Company (“Peco Fasteners”), generally accepted accounting principles generally accepted in the United States require the consolidation of Peco Fasteners. The accompanying consolidated financial statements include the accounts of Peco and Peco Fasteners. All material intercompany balances and transactions have been eliminated in consolidation. The Company acquired the stock of Peco on July 18, 2013. The net assets of Peco Fasteners were not acquired.

1.	The audited Consolidated Financial Statements of Peco Inc. and Subsidiary which is comprised of the consolidated balance sheets as of December 31, 2012 and 2011, the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years ended December 31, 2012, 2011, and 2010 and accompanying notes are included below in this Current Report.

Consolidated Financial Statements

Years Ended December 31, 2012, 2011 and 2010

With Independent Auditors’ Report

PECO, INC. AND SUBSIDIARY

YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders

  of Peco, Inc. and Subsidiary

Portland, Oregon

We have audited the accompanying consolidated financial statements of Peco, Inc. and Subsidiary which comprise the consolidated balance sheet as of December 31, 2012 and 2011, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2012, 2011 and 2010, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peco, Inc. and Subsidiary as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years ended December 31, 2012, 2011 and 2010, in accordance with accounting principles generally accepted in the United States of America.

Portland, Oregon

February 27, 2013

PECO, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2012 AND 2011

	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,552,467	$3,098,923
Trade accounts receivable, less allowance for doubtful accounts of $115,287 in 2012 and $255,567 in 2011	6,318,853	5,717,105
Other receivables	1,070,017	489,926
Inventories	12,004,710	9,405,547
Prepaid expenses	477,899	412,936
Assets from discontinued operations	2,763,307	4,668,033

Total current assets	27,187,253	23,792,470
PROPERTY AND EQUIPMENT, NET	3,231,586	3,629,308
OTHER NON-CURRENT ASSETS:
Long-term receivables	1,628,750	915,999
Cash value of life insurance, net of loans of $44,073 in 2011	—	102,030
Deposits and advances	653,059	338,289
Other assets	543,778	543,778

	2,825,587	1,900,096

	$33,244,426	$29,321,874

See notes to consolidated financial statements.

PECO, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS (continued)

DECEMBER 31, 2012 AND 2011

	2012	2011
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,267,449	$2,668,414
Accrued expenses	3,256,993	2,522,431
Customer deposits	—	401,486
Liabilities from discontinued operations	242,007	279,457

Total current liabilities	6,766,449	5,871,788
LONG -TERM LIABILITIES	1,628,751	916,000
DEFERRED RENT	34,912	—
LONG-TERM DEBT	—	552,151
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, $1 par value, 1,000,000 shares authorized; 561,380 shares issued and outstanding	561,380	561,380
Additional paid-in capital	1,360,616	1,360,616
Note due from stockholder	—	(84,999)
Retained earnings	22,892,318	20,144,938

Total stockholders’ equity	24,814,314	21,981,935

	$33,244,426	$29,321,874

See notes to consolidated financial statements.

PECO, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

	2012	2011	2010
SALES	$77,787,579	$66,901,357	$64,806,068
COST OF SALES	53,411,049	$49,454,062	$48,205,203

GROSS PROFIT	24,376,530	17,447,295	16,600,865
OPERATING EXPENSES:
Sales and engineering	3,860,997	4,366,932	5,942,894
General and administrative	3,531,484	3,174,238	2,858,837

	7,392,481	7,541,170	8,801,731

EARNINGS FROM OPERATIONS	16,984,049	9,906,125	7,799,134
OTHER INCOME:
Miscellaneous, net	406,044	83,904	135,827
Gain (Loss) on sale of equipment	54,341	(20,768)	1,602
Environmental remediation benefit (expense)	(457,556)	1,676,038	(61,840)
Interest income	583	4,405	9,644
Interest expense	(11,827)	(38,122)	(11,796)

	(8,415)	1,705,457	73,437

INCOME FROM CONTINUING OPERATIONS	16,975,634	11,611,582	7,872,571
DISCONTINUED OPERATIONS
Loss from discontinued operations, including impairment totaling $1,381,694 in 2012	(5,583,002)	(3,416,687)	(2,726,503)

NET INCOME	11,392,632	$8,194,895	$5,146,068

See notes to consolidated financial statements.

PECO, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

			Additional	Note
	Common Stock		Paid-in	Due From	Retained
	Shares	Amount	Capital	Stockholder	Earnings	Total
BALANCE AT JANUARY 1, 2010	809,570	$809,570	$1,402,071	$(506,662)	$30,160,431	$31,865,410
Net income	—	—	—	—	5,146,068	5,146,068
Payment on note due from stockholder	—	—	—	159,241	—	159,241
Distributions to stockholders	—	—	—	—	(3,130,435)	(3,130,435)
Repurchase of common stock	(248,190)	(248,190)	(41,455)	—	(16,043,740)	(16,333,385)

BALANCE AT DECEMBER 31, 2010	561,380	$561,380	$1,360,616	$(347,421)	$16,132,324	$17,706,899
Net income	—	—	—	—	8,194,895	8,194,895
Payment on note due from stockholder	—	—	—	262,422	—	262,422
Distributions to stockholders	—	—	—	—	(4,182,281)	(4,182,281)

BALANCE AT DECEMBER 31, 2011	561,380	561,380	1,360,616	(84,999)	20,144,938	21,981,935
Net income	—	—	—	—	11,392,632	11,392,632
Payment on note due from stockholder	—	—	—	84,999	—	84,999
Distributions to stockholders	—	—	—	—	(8,645,252)	(8,645,252)

BALANCE AT DECEMBER 31, 2012	561,380	$561,380	$1,360,616	$—	$22,892,318	$24,814,314

See notes to consolidated financial statements.

PECO, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

	2012	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,392,632	$8,194,895	$5,146,068
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,890,470	1,822,124	1,458,320
Provision for bad debts	9,720	161,856	11,484
(Gain) loss on sale of equipment	(54,341)	20,768	(1,602)
Provision for inventory obsolescence	66,382	387,983	55,193
Loss on impairment of assets held for sale	1,381,694	—	—
(Increase) decrease in:
Trade accounts receivable	(672,393)	(164,445)	(201,527)
Other receivables	(1,292,842)	6,276,250	(1,341,646)
Inventories	(2,971,424)	(2,510,524)	(1,009,312)
Prepaid expenses	(56,158)	(113,781)	(96,888)
Cash value of life insurance	—	(792)	(3,538)
Deposits and advances	(314,770)	—	—
Increase (decrease) in:
Accounts payable	582,307	(915,088)	912,984
Accrued expenses	416,379	(2,025,262)	1,705,017
Customer deposits	(401,486)	371,141	(290,293)
Deferred rent	34,912	—	—
Long-term liabilities	712,751	(4,712,000)	1,578,000

Net cash provided by operating activities	10,723,833	6,793,125	7,922,260
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds on surrender of life insurance	102,030	—	—
Payments of deposits on property and equipment	—	(23,132)	(485,515)
Proceeds from sale of property and equipment	86,675	1,434	8,739
Purchases of property and equipment	(346,590)	(1,144,188)	(2,262,547)

Net cash used in investing activities	(157,885)	(1,165,886)	(2,739,323)

See notes to consolidated financial statements.

PECO, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

	2012	2011	2010
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	—	552,151	—
Repayment of long-term debt	(552,151)	—	—
Repayment of line of credit	—	(2,500,000)	2,500,000
Repurchase of common stock	—	—	(16,333,385)
Payment on note due from stockholder	84,999	262,422	159,241
Distributions to stockholders	(8,645,252)	(4,182,281)	(3,130,435)

Net cash used in financing activities	(9,112,404)	(5,867,708)	(16,804,579)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,453,544	(240,469)	(11,621,642)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	3,098,923	3,339,392	14,961,034

CASH AND CASH EQUIVALENTS AT END OF YEAR	$4,552,467	$3,098,923	$3,339,392

SUPPLEMENTARY DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$19,280	$45,162	$11,246
Noncash investing activities:
Property and equipment received from TriMet	$307,674	$—	$549,995
Reclassification of deposits to property and equipment	$—	$170,358	$2,225,946

See notes to consolidated financial statements.

PECO, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012, 2011 AND 2010

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations—The Company is engaged in designing and manufacturing custom products including aluminum and zinc die castings, plastic injection moldings, screw machine parts and related assemblies, industrial sensor networks and aerospace fasteners. Customers of the Company are located primarily in the United States and consist of businesses in aerospace industries, heating, ventilation and air conditioning, technology and construction. The Company also has sales to the US Postal Service.

Effective October 30, 2008 Peco, Inc. formed a wholly owned subsidiary, Peco Fasteners Company (Peco Fasteners). The Company received 100 shares of Peco Fasteners stock in exchange for equipment the Company acquired on behalf of Peco Fasteners. Peco Fasteners is an aerospace fasteners company and is engaged in product development and manufacturing of aerospace fasteners. Customers of the company are located in the United States and consist of businesses in aerospace industries. Subsequent to year end Peco, Inc. discontinued the operations of Peco Fasteners as disclosed in Note 17.

The Company’s shop employees in Portland, Oregon, comprising approximately 64% of the Company’s work force, are subject to a collective bargaining agreement which was ratified subsequent to year end and expires October 31, 2016.

Principles of Consolidation—The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Peco Fasteners. All material intercompany balances and transactions have been eliminated.

Cash and Cash Equivalents—The Company considers all short-term investments with a maturity of three months or less to be cash equivalents.

Concentrations of Credit Risk—The Company grants credit to customers in various industries including industrial concerns, technology, heating, ventilation and air conditioning, aerospace, and government agencies. The Company performs ongoing credit evaluations of its customers’ financial condition and, generally, will require deposits from its customers for tooling.

The Company maintains its cash balances at a financial institution located in Oregon. At times, balances may exceed federally insured limits. The Company has never experienced any losses related to these balances. All of the Company’s non-interest bearing cash balances were fully insured at December 31, 2012 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning 2013, insurance coverage will revert to $250,000 per depositor at each financial institution, and the Company’s non-interest bearing cash balances may exceed federally insured limits. The Company’s non-interest bearing cash balance was $4,552,467, $3,098,923 and $3,339,042 at December 31, 2012, 2011 and 2010, respectively.

The Company’s largest customer comprised 71% of sales in 2012 and 2011 and 68% of sales in 2010. One customer receivable balances represented 56%, 61% and 55% of the gross trade accounts receivables at December 31, 2012, 2011 and 2010, respectively

Trade Accounts Receivable and Credit Policies—Trade accounts receivable are stated at the amounts billed to customers and are customer obligations due under normal trade terms requiring payment within 30 days from the invoice date. The Company does not charge interest on its overdue trade receivables.

The carrying amount of receivables is reduced by a valuation allowance that reflects management’s best estimate of the amounts that will not be collected. Management individually reviews all delinquent trade receivable balances. The valuation allowance includes any accounts receivable balances that are determined to be uncollectible, along with a calculated reserve. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. The balance of accounts receivable outstanding more than 90 days is $104,798 and $223,389 at December 31, 2012 and 2011, respectively.

Inventories—Inventories are valued at the lower of weighted average cost or market. The Company maintains a provision for inventory obsolescence at a level which management believes is sufficient to cover potential write-downs in inventory for salability or technological obsolescence.

Property and Equipment—Property and equipment are stated at cost less accumulated depreciation. The costs of property and equipment are depreciated using the straight-line method over the estimated useful lives of assets as follows:

Machinery and equipment	3 – 10 years
Jigs, tools and dies	2 – 8 years
Furniture and equipment	3 – 10 years
Automobiles	3 – 5 years
Leasehold improvements	7 – 10 years
Rental property	15 years

Maintenance and repairs are expensed as incurred; significant replacements and improvements are capitalized. The cost and related accumulated depreciation of assets retired or otherwise disposed of are retired from the appropriate asset and accumulated depreciation accounts. Any gain or loss resulting from these transactions is reflected in operations.

Management reviews long-lived assets for impairment when circumstances indicate the carrying amount of an asset may not be recoverable based on the undiscounted future cash flows of the asset. If the carrying amount of an asset may not be recoverable, a write-down to fair value is recorded. Fair values are determined based on the discounted cash flows, quoted market values, or external appraisals, as applicable. Long-lived assets are reviewed for impairment at the individual asset or the asset group level for which the lowest level of independent cash flows can be identified. Any loss resulting from impairment of long-lived assets would be reflected in operations. The Company recognized impairment on long-lived assets of Peco Fasteners as of December 31, 2012 as disclosed in Note 17.

Income Taxes—The Company, with the consent of its stockholders, has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay corporate income taxes on its taxable income. Instead, the stockholders are liable for individual income taxes on the Company’s taxable income.

With few exceptions, the Company is no longer subject to federal, state or local income tax examinations for the years ended before 2009. To the extent that the Corporation was assessed interest or penalties associated with income tax positions, such expense would be recognized as interest expense.

Revenue Recognition—The Company recognizes revenues upon shipment at which time title transfers to the buyer. Advance payments for custom tooling products that are made to customer’s specifications are deferred until the Company ships or begins using the tool to manufacture product for the customer. Sales returns have historically been insignificant.

Amounts billed to customers for shipping and handling is credited against cost of sales for financial reporting purposes. Costs for the related shipping and handling expenses have been included in costs of sales.

Advertising—The Company expenses advertising costs as they are incurred. Advertising expenses amounted to $16,676, $21,926 and $75,142 in 2012, 2011 and 2010, respectively.

Research and Development - Research and development costs are expensed as incurred. Research and development expenses amounted to $215,130, $1,009,189 and $2,959,436 in 2012, 2011 and 2010, respectively. These costs are included in sales and engineering expenses on the consolidated statements of income.

Recently Issues Accounting Standards—In September 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standard Update (ASU) 2011-09, Compensation-Retirement Benefits-Multiemployer Plans (Subtopic 715-80) – Disclosures about and Employer’s Participation in a Multiemployer Plan. This guidance provides requirements to disclosure information that is considered necessary to determine the company’s obligation to multiemployer plans. Additionally this guidance requires disclosure of the employer’s level of participation in the plan, whether contributions represent more than 5 percent of total contributions, the financial health of the plan and the nature of the employer’s commitment to the plan. This guidance is effective beginning with the company’s financial statements for the year ended December 31, 2012. The adoption of this guidance did not have a material effect on the Company’s financial positions, results of operations or cash flows and is disclosed at Note 14.

Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company is conducting studies to determine the extent of soil contamination on and adjacent to its leased property. A liability has been accrued in the accompanying financial statements for the estimated cost of testing, and a receivable has been recorded to reflect the estimated reimbursement from insurance carriers. The Company could incur additional obligations, but the cleanup has not yet advanced to the stage where a reasonable estimate can be made of any additional obligations. It is at least reasonably possible that the Company’s recorded estimate may change in the near term (see Note 15).

Reclassifications—Certain reclassifications have been made to the 2011 and 2010 financial statements in order to conform to the 2012 presentation.

NOTE 2 – TRIMET SETTLEMENT

On August 23, 2012, the Company entered into a settlement agreement with the Tri-County Metropolitan District of Oregon (“TriMet”). The agreement outlined amounts to be received by the Company in compensation for the impact of the Portland-Milwaukie Light Rail Project (“Project”), that includes utilizing property leased by the Company to facilitate the construction of the light rail line extension.

The following is a summary of the cash and other consideration other than cost reimbursement received during the year ended December 31, 2012:

Machinery & Equipment	$307,674
Miscellanous Income	358,472

$666,146

The agreement included a payment of $223,565 for the cost of fixtures abandoned in the west plant as a result of the light rail. Additionally, $528,360 of fixtures were forfeited to TriMet based on relocation covering expenses. TriMet, was then responsible for replacing fixtures included in that forfeited amount. In 2012, TriMet purchased or reimbursed Peco, Inc. for fixed assets in the amount of $307,674 of which $2,940 was amortized during 2012. The unamortized balance of $304,734 is included in fixed assets and in accrued expenses as deferred revenue as of December 31, 2012.

The agreement also provides for payment of lost income and reimbursements to the Company related to increases in annual operating costs during the Project. Amounts not specifically linked to cost reimbursements have been included in the statement of operations as other income, miscellaneous, net.

NOTE 3 – INVENTORIES

Inventories consist of the following at December 31:

	2012	2011
Raw materials	$661,882	$457,827
Work in process	2,124,964	2,427,596
Component parts	7,190,790	4,906,092
Finished goods	2,789,698	2,349,126

	12,767,334	10,140,641
Less provision for obsolescence	762,624	735,094

	$12,004,710	$9,405,547

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31:

	2012	2011
Machinery and equipment	$8,999,307	$9,195,922
Jigs, tools, and dies	5,126,777	5,094,358
Furniture and fixtures	1,128,329	840,261
Automobiles	60,768	78,335
Leasehold improvements	2,841,045	2,991,128
Rental property	47,179	47,179
Construction in progress	70,529	3,761

	18,273,934	18,251,014
Less accumulated depreciation	15,042,348	14,621,706

	$3,231,586	$3,629,308

NOTE 5 – OTHER ASSETS

In January 2008, the Company entered into a note receivable contract with a Korean based vendor for $1,000,000 which was based on a production contract. The note receivable is secured by inventory held in China that is unique to the Company’s products. The Company had also invested additional funds that exceed the $1,000,000 note receivable. The Company and vendor agreed that the investment over $1,000,000 would be repaid by the vendor in equal installments of $55,000 until the remaining balance due to the Company was $1,000,000. In January 2010, the Company renewed the note receivable based on the renewed production contract with the vendor. No payments are required until a notice of termination is presented.

As of December 31, 2012, 2011 and 2010, the note receivable due from the Company was $997,303 with a reserve of $453,525 against the note. The Company has reserved the note based on the amount of saleable inventory available for recapture if the vendor should default against the note. Payment of the note receivable is due upon termination of the written production agreement between the Company and the vendor. The production agreement automatically renews every two years. The Company does not charge interest on the note.

NOTE 6 – ACCRUED EXPENSES

Accrued expenses consist of the following at December 31:

	2012	2011
Accrued payroll	$957,904	$903,061
Accrued payroll taxes	89,099	26,879
Accrued pension and profit sharing	424,079	330,192
Accrued environmental remediation costs (Note 15)	1,421,250	1,169,022
Miscellaneous accrued expenses	364,661	93,277

	$3,256,993	$2,522,431

NOTE 7 – LINES OF CREDIT

The Company has a credit agreement with US Bank, N.A. (US Bank) with a borrowing limit of $5,000,000 at December 31, 2012, which expires September 30, 2013. As of December 31, 2012 and 2011, there were no amounts outstanding under the line of credit. The line is secured by the Company’s accounts including accounts receivable, inventories, general intangibles, fixtures and equipment. Interest is payable monthly on borrowings on the line of credit at the bank’s prime rate of interest (3.25% at December 31, 2012) or the LIBOR rate (.86% at December 31, 2012) plus 1.25%. The agreement includes provisions, among others, requiring the maintenance of certain levels of cash flows and net worth, which the Company was in compliance with at December 31, 2012.

The Company also has a standby letter of credit with US Bank in the amount of $100,000 as collateral for a bond required by the state of Oregon under a self-insurance plan for workers’ compensation claims. The Company had no covenants outstanding on the letter of credit at December 31, 2012.

NOTE 8 – LONG-TERM DEBT

In December 2009, the Company entered into a note payable agreement with the State of Oregon in the amount of $100,000. Interest is compounded annually at a rate of 5.0%. All principal and accrued interest is due January 2014. The loan is forgivable in part or in its entirety, if certain requirements are met. These requirements include spending directives to be met and certain employment criteria that are required to be met for eight consecutive calendar quarters by December 31, 2013. Subsequent to year end, it was determined that these requirements would not be met, and all principal and interest will be paid in 2013.

In February 2011, the Company entered into a note payable agreement with US Bank, N.A. in the amount of $750,000. Interest is compounded annually at a rate of 3.27%. The loan is secured by a security agreement between the Company and US Bank, N.A. dated October 1, 2009. PECO Fasteners Company has guaranteed the loan. The note was paid off during the year ending December 31, 2012.

NOTE 9 – OPERATING LEASES

The Company leases facilities and equipment under non-cancelable operating leases expiring through 2017. Certain leases include renewal options. The Company leases real property from an entity that is 50% owned by one of its stockholders. In addition, the Company is obligated to pay all taxes, insurance and maintenance on the facilities. Minimum rental commitments are as follows as of December 31, 2012:

Years ending December 31:
2013	$868,111
2014	864,072
2015	466,675
2016	252,144
2017	84,872

Total minimum lease payments	$2,535,874

The Company has the option to purchase one of its leased facilities for $4,000,000. The option term commenced on February 1, 2009 and it expires on November 1, 2014. This facility is leased through Peco Fasteners, which is disclosed as discontinued operations in Note 17.

Rent expense consisted of the following for the years ended December 31:

	2012	2011	2010
Rent expense to stockholder	$188,667	$204,000	$197,454
Rent expense to others	557,791	461,492	436,399

	$746,458	$665,492	$633,853

NOTE 10 – BUY/SELL AGREEMENTS

The Company has an agreement with its stockholders whereby it is obligated to purchase all of its shares offered for sale to the Company. The purchase price is established by a formula specified in the agreement. Amounts due under the agreement are payable over 10 years including interest at prime rate or 10%, whichever is lower. The Company also has the option to accelerate payments under the agreement upon providing notice to the seller.

NOTE 11 – RELATED PARTY TRANSACTIONS

In November 2006, the Company entered into a note receivable agreement with an employee to purchase shares of Company stock. Principal payments in the amount of $147,586 are due each May, with interest, through 2013. Interest accrues annually at a rate of LIBOR plus 1.25% (.86%, 1.07% and .79% at December 31, 2012, 2011 and 2010, respectively). The unpaid principal balance was $0, $84,999 and $347,421 at December 31, 2012, 2011 and 2010, respectively. Interest income recognized on the note receivable from employee was $583, $4,405 and $7,943 in 2012, 2011 and 2010 respectively.

On September 30, 2010, the Company repurchased 248,190 shares of the Company’s common stock from two stockholders for $16,333,385.

NOTE 12 – EMPLOYEE STOCK OPTION PLAN

The Company adopted a nonqualified Employee Stock Option Plan (the “Plan”) in 2005. The term of the Plan is ten years, unless it is terminated before that by the Board of Directors. Options granted under the 2005 Plan are intended to qualify as either nonqualified stock options or incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. The 2005 Plan establishes rights and procedures of the Company to grant stock options to its employees. Under the 2005 Plan, the board of directors sets the date exercisable for the options. Outstanding options vest monthly over three years from the date of issuance of the grant. All outstanding options expire ten years after date of grant. Total shares reserved under the plan are 250,000.

The Company applies Accounting Standards Codification (ASC) 718, “Share-Based Payment” to account for compensation expense for options awarded under its stock option plan. ASC 718 requires the grant-date fair value of all share-based payment awards to be recognized as compensation expense over the requisite service period.

For the years ended December 31, 2012, 2011 and 2010, there were no stock options outstanding.

NOTE 13 – PROFIT SHARING PLAN

The Company sponsors a qualified 401(k) profit sharing plan for employees who are not covered by a collective bargaining agreement. Employees are eligible to participate in qualified nonelective employer contributions and profit sharing contributions after they have completed one year of service and have been credited with at least 1,000 hours of service. Qualified nonelective employer contributions are based on a percentage of employee deferrals. For 2012, 2011 and 2010, the Company contributed 100% of the first 5% of employee deferrals for their qualified nonelective employer contribution. Qualified nonelective employer contributions were $204,934, $160,559 and $133,345 in 2012, 2011 and 2010, respectively. Profit sharing contributions made to the plan are at the discretion of the Company’s Board of Directors. Upon management election to make profit sharing contributions, they are required to be calculated by the lesser of 10% of net income in excess of $300,000 or 10% of eligible of compensation as defined by the plan. Profit sharing contributions were $423,115, $329,542 and $379,099 in 2012, 2011 and 2010, respectively.

NOTE 14 – MULTI EMPLOYER PENSION

The Company is a participating employer in a trustee-managed multiemployer defined benefit pension plan for employees who participate in collective bargaining agreements. The plan generally provides retirement benefits to employees based on years of service to the Company. The multiemployer pension plan is managed by a board of trustees. Contributions are based on the hours worked and are expensed on a current basis. Contributions were $847,819, $702,814 and $581,407 in 2012, 2011 and 2010, respectively.

The risks of participating in these multiemployer defined benefit pension plans are different from single-employer plans because: (a) assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers, (b) if a participating employer stops contributing to the plan, the unfunded obligations of the plan may be required to be borne by the remaining participating employers, and (c) if the Company chooses to stop participating in one of its multiemployer plans, it may be required to pay a withdrawal liability to the plan. In connection with ongoing renegotiation of collective bargaining agreements, the Company may discuss and negotiate for the complete or partial withdrawal from one or more multiemployer pension plan. Depending on the number of employees withdrawn in any future period and the financial condition of the multiemployer plan at the time of withdrawal, the associated withdrawal liabilities could be material to the Company’s consolidated change in net assets in the period of the withdrawal. The Company has no plans to withdraw from its multiemployer pension plan.

Plan information for the Western Conference of Teamsters Pension Plan (WCTPP), Employer Identification Number 91-6145047, is not publicly available. WCTPP provides fixed retirement payments as a function of the total employer contributions payable for all service after 1986. However in the event WCTPP is underfunded, the monthly benefit amount can be reduced by the trustees of the plan. According to the most recently available Form 5500 for the plan year ended December 31, 2011, plan assets are $29.1 billion, the total actuarial present value of accumulated plan benefits is $35.7 billion, and contributions from all employers totaled $100 million. WCTPP is over 90% funded as of the most recent financial statements. The Company did not contribute more than 5% of total contributions to the plan.

The collective bargaining agreement of WCTPP requires contributions on the basis of hours worked. The agreement also has a minimum contribution requirement of $2.50 per compensable hour to a maximum of 184 hours per calendar year month and cumulatively to a maximum of 2080 hours per calendar year, for subsequent periods.

NOTE 15 – ENVIRONMENTAL REMEDIATION LIABILITIES

In 2001 the Company was notified by federal and state environmental agencies of its potential liability with respect to contaminants discovered on and adjacent to the Company’s leased property. The Company believes that one form of contamination may be due to the accidental release of solutions used in the business in the 1960’s and 1970’s. The Company has hired environmental consultants to conduct studies to determine the location and possible spread of contamination. On December 29, 2011, a Feasibility Study was submitted by the Company’s environmental engineering firm to the Oregon DEQ, and approved by the DEQ on April 26, 2012. On August 22, 2012, a final Record of Decision was issued by DEQ laying the foundation for the most appropriate remedy for the site in an efficient and cost effective manner.

The Company’s primary insurance carriers during the periods of contamination have agreed to cover a portion of eligible investigation, testing and remediation costs. The Company also has secondary umbrella insurance coverage. Included in other income (expense) is $(457,556), $1,676,038 and $(61,840) relating to accruals of liabilities and insurance reimbursements, testing conducted by environmental engineers and attorney fees, net of insurance reimbursement, for the years ending December 31, 2012, 2011 and 2010, respectively. Included in liabilities are $3,050,000 and $2,146,000 at December 31, 2012 and 2011, respectively, for the estimated remaining costs of environmental testing, of which $1,628,751 and $916,000 is included in long-term liabilities at December 31, 2012 and 2011, respectively. The estimated amount of proceeds to be received from insurance carriers of $2,499,065 and $1,348,145 at December 31, 2012 and 2011, respectively, are included in other receivables of which $1,628,751 and $916,000 is classified as long-term receivables at December 31, 2012 and 2011, respectively. Amounts paid for environmental investigation, testing and remediation were $546,921, $382,800 and $583,013 in 2012, 2011 and 2010, respectively. Insurance reimbursements and settlements received were $0, $2,000,000 and $1,656,211 in 2012, 2011 and 2010, respectively. The accrual for environmental remediation liabilities and the associated receivable for reimbursement thereof, are not discounted to present value. The Company may incur expenditures in amounts exceeding amounts currently accrued and ultimately not reimbursed by insurance.

In February 2010, the Company agreed to and received a settlement of $1,350,000 with one of its insurance carriers. In June 2011, the Company agreed to and received a settlement of $2,000,000 with the remaining primary insurance carrier. These insurance carriers previously reimbursed the Company for 50% of remediation expenses up to the maximum amounts specified in the policies. The Company applied these settlements to outstanding claims to the insurance carrier as of December 31, 2011 and is applying the remaining balance to future remediation expenses for future claims that previously would have been reimbursed by the insurance carrier, if the policies had not been settled. Once the settlement has been fully applied to future claims, excess claims for reimbursement of remediation expenses will be submitted to the insurance carriers under umbrella liability policies. The umbrella policies will cover environmental remediation expense or costs incurred to perform site cleanup, up to $10 million, once the Company’s expenses exceed that of the aforementioned settlement. Non-remediation expense or defense and investigation costs incurred, is not reimbursable through umbrella policies.

NOTE 16 – ROYALTY AGREEMENT

The Company has a royalty agreement with a customer for the sale of the customer’s licensed parts to other vendors. Royalty payments made by the Company are based on a percentage of the selling price of goods sold, through July 2015. The royalty on the net sales price for each licensed part was 35% for the years ended December 31, 2012, 2011 and 2010. During the year the Company entered in to an additional royalty agreement with a customer for the sale of the customer’s licensed parts to other vendors. Royalty payments made by the Company are based on a percentage of the selling price of goods sold through August 2017, with an automatic renewal for a one year period on each anniversary of the agreement until otherwise terminated. The royalty on the net sales price for each licensed part was 3% for the year ended December 31, 2012 and provides for increases to 5%, 7% and 10% in 2014, 2015 and 2016, respectively. Total royalties paid for the years ended December 31, 2012, 2011 and 2010 were $564,365, $344,872 and $678,408, respectively.

NOTE 17 – DISCONTINUED OPERATIONS

In December 2012, in order to focus on its other business units, the Company decided to discontinue the operations of Peco Fasteners Company. In January of 2013, the Company sold a substantial portion of the operations assets to an unrelated third party.

A summary of the results of operations of the discontinued operations follows:

	2012	2011	2010
Net sales	$208,570	$110,896	$23,112
Cost of sales	3,731,301	500,000	11,724

Gross income (loss)	(3,522,731)	(389,104)	11,388
Operating and selling expenses	690,868	3,019,894	2,720,271

Operating loss from discontinued operations	(4,213,599)	(3,408,998)	(2,708,883)
Impairment loss assets held for sale	(1,381,694)	—	—
Other income (expenses)	12,291	(7,689)	(17,620)

Net loss from discontinued operations	$(5,583,002)	$(3,416,687)	$(2,726,503)

Assets of the operations, consisting primarily of fixed assets, recorded at their estimated net realizable values and are carried as a current asset under the caption “Assets of discontinued operations” in the accompanying balance sheets. Liabilities of the component, consisting primarily of accrued expenses and short-term debt, are carried as a current liability under the caption “Liabilities of discontinued operations” in the accompanying balance sheets.

Management reviews long-lived assets for impairment when circumstances indicate the carrying amount of an asset may not be recoverable based on the undiscounted future cash flows of the asset. If the carrying amount of an asset may not be recoverable, a write-down to fair value is recorded. Fair values are determined based on the discounted cash flows, quoted market values, or external appraisals, as applicable. Long-lived assets are reviewed for impairment at the individual asset or the asset group level for which the lowest level of independent cash flows can be identified.

The Company sold assets of Peco Fasteners in January of 2013 for a total of $2,100,000, which the Company believes to be their fair value. The carrying value of those assets at the time of sale was $3,292,891, resulting in a loss of $1,192,891. The Company also disposed of assets not included in the purchase at a loss of $188,803. The carrying value exceeded fair value by $1,381,694 for these assets, which were held for sale at December 31, 2012. These assets are considered to be impaired at year end. These charges are classified in discontinued operations as impairment of assets held for sale.

NOTE 18 – COMMITMENTS AND CONTINGENCIES

The Company is also involved in certain litigation matters arising in the ordinary course of business. In the opinion of the Company’s management, these actions will not have a material effect, if any, on the Company’s financial position, results of operations, or liquidity.

NOTE 19 – SUBSEQUENT EVENTS

In January 2013, the Company divested of its wholly owned subsidiary, Peco Fasteners Company. At December 31, 2012, the work in process inventory was fully reserved, the raw materials inventory was reserved at 15% for an anticipated restocking fee and finished goods were available for sale. Subsequent to year end, a substantial portion of the assets were sold at a loss of $1,192,891. The remaining assets were disposed of for a loss of $188,803 or transferred to the Company.

The Company has evaluated subsequent events through February 27, 2013, the date which the financial statements were available to be issued.

2.	The unaudited condensed balance sheet of Peco Inc. as of June 30, 2013 and unaudited condensed statements of income and cash flow for the six months ended June 30, 2013 are included below in this Current Report.

PECO, INC.

UNAUDITED CONDENSED BALANCE SHEET

(in thousands)

June 30, 2013

ASSETS
Current Assets:
Cash and Cash Equivalents	$5,843
Accounts Receivable, net	9,172
Inventories	10,853
Prepaid Expenses and Other Current Assets	2,109

Total current assets	27,977
Property, Plant and Equipment, net	3,475
Other Assets	2,540

Total Assets	$33,992

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$3,173
Accrued Expenses	2,453
Customer Deposits	63

Total current liabilities	5,689
Other Long-term Liabilities	1,962

Total Liabilities	7,651

Stockholders’ Equity:
Common Stock	561
Other Shareholders’ Equity	25,780

Total Stockholders’ Equity	26,341

Total Liabilities and Stockholders’ Equity	$33,992

PECO, INC.

UNAUDITED CONDENSED STATEMENT OF INCOME

(in thousands)

For The Six Months Ended June 30, 2013

Sales	$42,397
Cost of products sold	30,424

Gross profit	11,973
Selling, general and administrative expenses	3,242

Income from operations	8,731
Interest expense, net of interest income
Other (Income) expenses, net	118

Income before provision for income taxes	8,613
Provision for income taxes	—

Net Income	$8,613

PECO, INC.

UNAUDITED CONDENSED STATEMENT OF CASH FLOW

(in thousands)

For The Six Months Ended June 30, 2013

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$8,613
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	485
(Increase) decrease in:
Trade accounts receivable	(2,825)
Other receivables	(693)
Inventories	1,152
Prepaid expenses and other assets	495
Accounts payable	(201)
Accrued expenses	(487)

Net cash provided by operating activities	6,539

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(757)

Net cash used in investing acitivites	(757)

CASH FLOWS FROM FINANCY ACTIVITIES:
Distributions to stockholders	(4,491)

Net cash used in financing activities	(4,491)

NET INCREASE IN CASH AND EQUIVALENTS	1,291
BEGINNING CASH AND CASH EQUIVALENTS	4,552

ENDING CASH AND CASH EQUIVALENTS	$5,843

(b) Pro Forma Financial Information.

The following are the Unaudited Pro Forma Combined Condensed Financial Statements of Astronics and Peco:

i.	Unaudited Pro Forma Combined Condensed Balance Sheet as of December 31, 2012

ii.	Unaudited Pro Forma Combined Condensed Balance Sheet as of June 29, 2013

iii.	Unaudited Pro Forma Combined Condensed Statement of Income for the year ended December 31, 2012

iv.	Unaudited Pro Forma Combined Condensed Statement of Income for the six months ended June 29, 2013

v.	Notes to the Unaudited Pro Forma Combined Condensed Financial Statements

UNAUDITED PROFORMA COMBINED CONDENSED FINANCIAL STATEMENTS

Introduction

On July 18, 2013, Astronics Corporation (“The Company”) completed the acquisition of Peco, Inc. (“Peco”) pursuant to the Stock Purchase Agreement dated May 28, 2013 among Astronics Corporation and the shareholders named therein.

For the purpose of the unaudited pro forma combined condensed financial statements, the acquisition was assumed to have occurred as of January 1, 2012 with respect to the unaudited pro forma combined condensed statements of income and as of December 31, 2012 with respect to the unaudited pro forma combined condensed balance sheet.

The acquisition has been accounted for using the purchase method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805 Business Combinations. The acquisition method requires: (a) identifying the acquirer; (b) determining the acquisition date; (c) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and (d) recognizing and measuring goodwill or a gain from a bargain purchase. Under the acquisition method of accounting, the total purchase consideration of the acquisition is allocated to the tangible and identifiable intangible assets acquired and the liabilities assumed based on their relative fair values. The excess of the purchase consideration over the net tangible and identifiable intangible assets acquired is recorded as goodwill. The purchase price allocation is preliminary, as the valuation of the intangible assets is being finalized. Accordingly, the pro forma adjustments related to the purchase price allocation and certain other adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma combined condensed financial statements. Any revisions to the purchase price allocation are not expected to have a material impact on the statements of income.

The unaudited pro forma combined condensed financial information is for informational purposes only and does not purport to represent what the Company’s actual results would have been if the acquisition had been completed as of the dates indicated above, or that may be achieved in the future. The unaudited pro forma combined condensed statements of income do not include the effects of any contemplated cost savings from operating efficiencies or synergies that may result from the acquisition.

The unaudited pro forma combined condensed financial statements, including the notes thereto, should be read in conjunction with the Company’s historical financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2012 filed on February 22, 2013.

ASTRONICS CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

(in thousands)

As of December 31, 2012

			Pro Forma		Pro Forma
	Astronics	Peco, Inc.	Adjustments		Combined
ASSETS
Current Assets:
Cash and Cash Equivalents	$7,380	$4,552	$26,737	B, C, D,E	$38,669
Accounts Receivable, net	45,473	6,319	—		51,792
Inventories	48,624	12,005	4,960	G	65,589
Prepaid Expenses and Other Current Assets	6,533	1,548	(2,086)	B, G, J	5,995
Assets from Discontinued Operations	—	2,763	(2,763)	A	—

Total current assets	108,010	27,187	26,848		162,045
Property, Plant and Equipment, net	53,537	3,232	1,956	H	58,725
Deferred Income Tax Assets	9,019	—	(685)	H	8,334
Other Assets	2,977	2,825	(109)	B, C	5,693
Purchased Intangible Assets, net	16,523	—	68,800	I	85,323
Goodwill	21,923	—	43,988	I	65,911

Total Assets	$211,989	$33,244	$140,798		$386,031

(Continued on next page)

ASTRONICS CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

(in thousands)

(Continued from previous page)

As of December 31, 2012

			Pro Forma		Pro Forma
	Astronics	Peco, Inc.	Adjustments		Combined
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current Maturities of Long-term Debt	$9,268	$—	$1,322	C,D	$10,590
Accounts Payable	10,592	3,267	—		13,859
Accrued Expenses	15,634	3,257	(1,870)	B, H, J	17,021
Customer Advanced Payments and Deferred Revenue	12,286	—	—		12,286
Other Current Liabilities	188	—	—		188
Liabilities from Discontinued Operations	—	242	(242)	A	—

Total current liabilities	47,968	6,766	(790)		53,944
Long–term Debt	20,715	—	168,100	C, D	188,815
Other Long-term Liabilities	18,172	1,664	(1,629)	B	18,207

Total Liabilities	86,855	8,430	165,681		260,966

Stockholders’ Equity:
Common Stock*	174	561	(561)	F	174
Accumulated Other Comprehensive Loss	(4,783)	—	—		(4,783)
Other Shareholders’ Equity	129,743	24,253	(24,322)	A, C. F	129,674

Total Stockholders’ Equity	125,134	24,814	(24,883)		125,065

Total Liabilities and Stockholders’ Equity	$211,989	$33,244	$140,798		$386,031

See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

*	The above information on common stock has been adjusted to reflect the impact of the twenty percent distribution of Class B Stock for shareholders of record on October 10, 2013.

ASTRONICS CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

(in thousands)

June 29, 2013

			Pro Forma		Pro Forma
	Astronics	Peco, Inc.	Adjustments		Combined
ASSETS
Current Assets:
Cash and Cash Equivalents	$16,535	$5,843	$25,446	B, C, D, E	$47,824
Accounts Receivable, net	42,819	9,172	—		51,991
Inventories	53,108	10,853	4,960	G	68,921
Prepaid Expenses and Other Current Assets	6,068	2,477	(2,160)	B, G, J	6,385

Total current assets	118,530	28,345	28,246		175,121
Property, Plant and Equipment, net	54,741	3,475	1,956	H	60,172
Deferred Income Tax Assets	8,635	—	(685)	H	7,950
Other Assets	3,162	2,172	(109)	B, C	5,225
Purchased Intangible Assets, net	15,588	—	68,800	I	84,388
Goodwill	21,781	—	41,411	I	63,192

Total Assets	$222,437	$33,992	$139,619		$396,048

(Continued on next page)

ASTRONICS CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

(in thousands)

(Continued from previous page)

June 29, 2013

			Pro Forma		Pro Forma
	Astronics	Peco, Inc.	Adjustments		Combined
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current Maturities of Long-term Debt	$10,254	$—	$1,322	C, D	$11,576
Accounts Payable	15,043	3,173	—		18,216
Accrued Expenses	14,328	2,850	(1,765)	B, H, J	15,413
Customer Advanced Payments and Deferred Revenue	9,924	—	—		9,924

Total current liabilities	49,549	6,023	(443)		55,129
Long–term Debt	15,221	—	168,100	C, D	183,321
Other Long-term Liabilities	18,010	1,629	(1,629)	B	18,010

Total Liabilities	82,780	7,652	166,028		256,460

Stockholders’ Equity:
Common Stock*	174	561	(561)	F	174
Accumulated Other Comprehensive Loss	(4,923)	—	—		(4,923)
Other Shareholders’ Equity	144,406	25,779	(25,848)	A, C, F	144,337

Total Stockholders’ Equity	139,657	26,340	(26,409)		139,588

Total Liabilities and Stockholders’ Equity	$222,437	$33,992	$139,619		$396,048

See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

*	The above information on common stock has been adjusted to reflect the impact of the twenty percent distribution of Class B Stock for shareholders of record on October 10, 2013.

ASTRONICS CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

(in thousands, except per share data)

For The Year Ended

December 31, 2012

			Pro Forma		Pro Forma
	Astronics	Peco, Inc.	Adjustments		Combined
Sales	$266,446	$77,787	—		$344,233
Cost of products sold	197,004	53,411	2,440	P, Q, S	252,855

Gross profit	69,442	24,376	(2,440)		91,378
Selling, general and administrative expenses	36,817	7,392	3,805	O, P, Q, R, S	48,014

Income from operations	32,625	16,984	(6,245)		43,364
Interest expense, net of interest income	1,042	12	7,109	K, L, M, N	8,163
Other (Income) expenses, net	—	(4)	4	Q	—

Income before provision for income taxes	31,583	16,976	(13,358)		35,201
Provision for income taxes	9,709	—	1,266	T	10,975

Net Income	$21,874	$16,976	(14,624)		$24,226

Basic net income per share*	$1.28				$1.41
Diluted net income per share*	$1.20				$1.33
Shares used to compute basic per share amounts*	17,143				17,143
Shares used to compute diluted per share amounts*	18,157				18,157

See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

*	The above basic and diluted earnings per share and the information on the number of shares used to compute basic and diluted earnings per share, has been adjusted to reflect the impact of the twenty percent distribution of Class B Stock for shareholders of record on October 10, 2013.

ASTRONICS CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

(in thousands, except per share data)

For The Six Months Ended

June 29, 2013

			Pro Forma		Pro Forma
	Astronics	Peco, Inc.	Adjustments		Combined
Sales	$144,800	$42,397	$—		$187,197
Cost of products sold	105,900	29,152	1,297	P, Q, S	136,349

Gross profit	38,900	13,245	(1,297)		50,848
Selling, general and administrative expenses	19,858	4,514	670	O, P, Q, R, S	25,042

Income from operations	19,042	8,731	(1,967)		25,806
Interest expense, net of interest income	480	—	3,460	K, L, M, N	3,940
Other expenses, net	—	118	(118)	Q	—

Income before provision for income taxes	18,562	8,613	(5,309)		21,866
Provision for income taxes	4,840	—	1,156	T	5,996

Net Income	$13,722	$8,613	$(6,465)		$15,870

Basic net income per share*	$0.79				$0.91
Diluted net income per share*	$0.75				$0.87
Shares used to compute basic per share amounts*	17,402				17,402
Shares used to compute diluted per share amounts*	18,209				18,209

See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

*	The above basic and diluted earnings per share and the information on the number of shares used to compute basic and diluted earnings per share, has been adjusted to reflect the impact of the twenty percent distribution of Class B Stock for shareholders of record on October 10, 2013.

ASTRONICS CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

1. BASIS OF PRO FORMA PRESENTATION

On July 18, 2013, Astronics Corporation (the “Company”) completed the acquisition of Peco, Inc. (“Peco”) pursuant to the Stock Purchase Agreement dated May 28, 2013 among Astronics Corporation and the shareholders named therein.

The unaudited pro forma combined condensed balance sheet as of December 31, 2012 is based on the historical financial statements of the Company and the Consolidated Financial Statements of Peco, Inc. & Subsidiary after giving effect to the acquisition adjustments. The unaudited pro forma combined condensed balance sheet as of December 31, 2012 is presented as if the acquisition had occurred on December 31, 2012.

The unaudited pro forma combined condensed balance sheet as of June 29, 2013 is based on the historical financial statements of the Company and the internal financial statements of Peco, Inc. after giving effect to the acquisition adjustments. The unaudited pro forma combined condensed balance sheet as of June 29, 2013 is presented as if the acquisition had occurred on June 29, 2013.

The unaudited pro forma combined condensed statements of income for the year ended December 31, 2012 and for the six months ended June 29, 2013 is based on the historical financial statements of the Company and Peco for the respective periods then ended after giving effect to the acquisition adjustments. The unaudited pro forma combined condensed statements of income are presented as if the acquisition had occurred on January 1, 2012.

2. PURCHASE PRICE ALLOCATION

The purchase price was approximately $136 million in cash payments.

The allocation of the purchase price paid for Peco is based on preliminary estimated fair values of the assets acquired and liabilities assumed of Peco as of July 18, 2013. The allocation of the purchase price is preliminary as the valuation of both the tangible and identifiable intangible assets is being finalized. While the final amounts allocated to assets and liabilities could change from the information presented in the unaudited pro forma combined condensed financial statements, the Company does not expect changes to be material.

Following is a reconciliation of the net tangible assets acquired (in thousands):

Net equity per historical audited Peco, Inc. & Subsidiary consolidated financial statements as of 12/31/12	$24,814
Adjustment for removal of Peco Aerospace Fasteners accumulated deficit	(2,521)
Adjustment for the estimated fair value of manufacturing profit in work in process and finished goods inventory	4,960
Adjustment for the fair value of property, plant and equipment	1,956
Adjustments for the fair value of other assets and liabilities	(400)
Adjustments for Peco cash and other assets and liabilities not acquired at date of purchase	(3,696)
Adjustments for deferred taxes	(1,901)

Net tangible assets at 12/31/12	$23,212

The preliminary allocation of purchase price based on estimated fair values (in thousands):

Net tangible assets		$23,212
Identifiable purchased intangible assets:
Trademark	$4,200
Technology	3,300
Backlog	3,100
Customer relationships	58,200	68,800

Goodwill		43,988

Total purchase price		$136,000

Intangible assets

The fair value of identifiable intangible assets of $68.8 million has been allocated to the following asset categories (in thousands):

	Preliminary	First 12 Months	Amortization	Estimated
	Value	Amortization	Method	Useful Life
Trademark	$4,200	$420	Straight Line	10 Years
Technology	3,300	330	Straight Line	10 Years
Backlog	3,100	2,066	Straight Line	1.5 Years
Customer relationships	58,200	3,759	Straight Line	11 to 17 Years

	$68,800	$6,575

3. PRO FORMA ADJUSTMENTS

The unaudited pro forma combined condensed balance sheet and unaudited combined condensed statements of income gives effect to the following adjustments:

A	-	To reflect the adjustment removing the assets, liabilities and deficit of Peco Aerospace Fasteners which is included in the December 31, 2012 Peco Inc. and Subsidiary consolidated financial statements but which was not purchased by Astronics.

B	-	To reflect the adjustment removing Peco’s cash and environmental assets and liabilities not acquired as part of the acquisition.

C	-	To reflect the issuance of both senior and subordinated debt related to the acquisition and the incurrence of related debt origination costs.

D	-	To reflect the repayment of amounts outstanding on the term loan, the revolving line of credit and a note payable in Canada.

E	-	To reflect the net cash used for the acquisition.

F	-	To reflect the removal Peco’s historical equity excluding cash and certain assets and liabilities at the date of purchase.

G	-	To reflect the estimated purchase accounting adjustment for capitalization of estimated manufacturing profit in inventory acquired. The unaudited pro forma combined condensed statement of income does not reflect the impact of the one-time adjustment to cost of products sold during the periods when this inventory will be sold.

H	-	To reflect the fair value of property, plant and equipment acquired and deferred taxes.

I	-	To reflect the fair value of purchased intangible assets and goodwill resulting from the acquisition.

J	-	Adjust the fair value of other assets and liabilities and the related deferred taxes

K	-	To reflect the interest expense on the new term debt calculated using an average interest rate of 4.0%.

L	-	To reflect the removal of interest expense on the retired term debt and Canadian debt and repaid amounts outstanding on the revolving line of credit.

M	-	To reflect the removal of interest expense from Peco.

N	-	To reflect the amortization of new debt origination on costs as interest expense.

O	-	To reflect the estimated amortization expense of finite lived purchased intangible assets.

P	-	Reclassification of engineering and development expenses to cost of goods sold to conform to Astronics reporting.

Q	-	Reclassification of other expenses to Cost of goods sold and selling, general and administrative expense to conform to Astronics reporting.

R	-	To reflect the elimination of acquisition transaction costs considered to be a one-time expense.

S	-	To reflect the elimination of net compensation costs and other expenses considered to be non-recurring expenses. These compensation costs relate to executives that terminated their employment upon the sale of Peco and will not be replaced.

T	-	To reflect the recognition of income taxes at a 35% effective rate, on the pretax income of Peco as adjusted for the income statement pro forma adjustments.

4. VARIABLE RATE DEBT

The Company amended its existing credit facility by entering into a Third Amended and Restated Credit Agreement ( the “Credit Agreement”), dated as of July 18, 2013. The Credit Agreement provides for a $75 million five-year revolving credit facility and a $190 million five-year term loan, both maturing on June 30, 2018. The amended facilities carry an interest rate ranging from 225 basis points to 350 basis points above LIBOR, depending on the Company’s leverage ratio as defined in the Credit Agreement. Principal installments are payable on the term loan in varying percentages quarterly through March 31, 2018 with a balloon payment at maturity and with mandatory prepayments being required in certain circumstances. The credit facility is secured by substantially all of the Company’s assets.

In addition, the Company is required to pay a commitment fee of between 25 basis points and 50 basis points quarterly on the unused portion of the revolving credit facility, based on the Company’s leverage ratio under the Credit Agreement.

A one eighth percent (1/8%) variance in the interest rate would impact the 2012 pro forma annual interest expense by approximately $0.2 million.

The proceeds of the term loan were used to finance the Peco acquisition, pay off $7.0 million outstanding under the existing term loan, $7.0 million outstanding under the existing revolving credit facility and $0.5 million of other term debt and to pay transaction expenses and are available for general corporate purposes including for potential additional funding of a make-whole payment to the Peco Sellers arising from an election under IRS Code Section 338 (h)(10). This election will allow the Company to deduct the amortization of acquired goodwill and other intangible assets from its taxable income. The additional income tax to the Peco Sellers that is associated with the election, which will be determined by year-end, would require additional consideration to be paid to the Peco Sellers.

Covenants have not been modified. The maximum permitted Leverage Ratio continues to be 3.75 to 1 as of the end of each fiscal quarter through March 31, 2015 and 3.50 to 1 for each fiscal quarter ending thereafter. The covenant for minimum fixed charge coverage as defined in the Credit Agreement is to be not less than 1.25 to 1 as of each fiscal quarter end.

In the event of voluntary or involuntary bankruptcy of the Company or any subsidiary, all unpaid principal and other amounts owing under the Credit Agreement automatically become due and payable. Other events of default, such as failure to make payments as they become due and breach of financial and other covenants, give the Agent the option to declare all such amounts immediately due and payable.

5. PRO FORMA COMBINED NET INCOME PER SHARE

The pro forma basic and diluted net income per share amounts presented are based upon the weighted average number of common shares outstanding during the periods presented. The basic and diluted earnings per share and the information on the number of shares used to compute basic and diluted earnings per share, has been adjusted to reflect the impact of the twenty percent distribution of Class B Stock for shareholders of record on October 10, 2013.

(d) Exhibits.

The following exhibits are being furnished with this Current Report on Form 8-K/A:

Exhibit No.	Description

23.1	Consent of Independent Certified Public Accountants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASTRONICS CORPORATION

Date: September 30, 2013	By:	/s/ David C. Burney
David C. Burney
Vice President Finance, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

23.1	Consent of Independent Certified Public Accountants.